Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors

The Bank Holdings

We consent to the incorporation by reference in Registration Statement No. 333-114717 of The Bank Holdings on Form S-8 of our report dated March 30, 2006 appearing in this Annual Report on Form 10-KSB/A of The Bank Holdings for the year ended December 31, 2005.

/s/ Moss Adams LLP

Stockton, California
March 30, 2006